Exhibit 3(i).4

                    ARTICLES OF INCORPORATION

                                OF

                         FLEXPOINT, INC.

     The undersigned natural person, being at least eighteen years of age, acting as incorporator of a corporation under the Utah Revised Business Corporation Act adopts the following Articles of Incorporation for such corporation:
                            ARTICLE I

     The name of this corporation is Flexpoint, Inc.

                            ARTICLE II

     The corporation is organized to engage in any lawful acts, activities and pursuits for which a corporation may be organized under the Utah Revised Business Corporation Act.

                           ARTICLE III

     The number of shares of Common Stock that this corporation is authorized to issue is One Hundred Thousand (100,000). The Common Stock shall have unlimited voting rights as provided in the Utah Revised Business Corporation Act and shall be entitled to receive the net assets of the corporation upon dissolution.
                            ARTICLE IV

     The street address of the initial registered office of the corporation is 47 East 7200 South, Suite 201, Midvale, Utah 84047. The name of the corporation's initial registered agent at that office is Jules A. deGreef.

                            ARTICLE VI

     To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director.

     The corporation shall indemnify to the full extent permitted by law any person who is made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact he or she, his or her testator or intestate is or was a director, officer, employee or agent of the corporation or serves or served any other enterprise at the request of the corporation.

                           ARTICLE VII

     The name and address of the incorporator is:

                  Michael Gilano
                  223 Marsala
                  Newport Beach, California  92660

     DATED this 5 day of January, 1995.





                                    /s/ Michael Gilano
                                    ----------------------------
                                    Michael Gilano
                                    Incorporator

     The undersigned hereby accepts and acknowledges appointment as the initial registered agent of the corporation named above, and confirms that the undersigned meets the requirements of Section 501 of the Utah Revised Business Corporation Act.

                                   /s/ Jules A. deGreef
                                   ------------------------------
                                       Jules A. deGreef
                                       Registered Agent